Exhibit 1

Ares Commercial Real Estate Corporation

June 17, 2013

Credit Suisse Securities (USA) LLC

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

As Representatives of the Underwriters

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York  10013

c/o Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Ladies and Gentlemen:

This letter is being delivered to you in connection with a proposed Underwriting Agreement (the “Underwriting Agreement”) by and among Ares Commercial Real Estate Corporation , a Maryland corporation (the “Company”), Ares Commercial Real Estate Management LLC, a Delaware limited liability company (the “Manager”), and each of you, as representatives (the “Representatives”) of the Underwriters named therein, relating to an offering of common stock, $0.01 par value (the “Common Stock”), of the Company.

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of the Representatives, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned of, file (or participate in the filing of) a registration statement with the U.S. Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 60 days after the date of the Underwriting Agreement, other than shares of Common Stock disposed of as bona fide gifts approved by the Representatives.

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

Yours very truly,

ARES INVESTMENTS HOLDINGS LLC

By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory